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                                                                     Exhibit 4.1
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                          FIRST SUPPLEMENTAL INDENTURE

                          Dated as of February 8, 2001

                                       to

                                    INDENTURE

                           Dated as of March 15, 1999

                                     between

                               THE CLOROX COMPANY,
                                    as Issuer

                                       and

                              THE BANK OF NEW YORK,
                                   as Trustee




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                          FIRST SUPPLEMENTAL INDENTURE

         This FIRST SUPPLEMENTAL INDENTURE (this "Agreement"), dated as of February 8, 2001, is made among THE CLOROX COMPANY, a Delaware corporation (the "Company") and THE BANK OF NEW YORK, a New York banking corporation, as trustee under the indenture referred to below (the "Trustee").

                                   WITNESSETH:

         WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of March 15, 1999, (the "Indenture") providing for the issuance of an unlimited aggregate principal amount of securities (the "Securities");

         WHEREAS, the Company proposes to create under the Indenture a new Series of Securities;

         WHEREAS, Section 2.2 of the Indenture provides that at or prior to the issuance of any Securities within a Series, the terms of the Series of Securities shall be established by a Board Resolution, a supplemental indenture or an Officers' Certificate pursuant to authority granted under a Board Resolution;

         WHEREAS, all conditions necessary to authorize the execution and delivery of this First Supplemental Indenture and to make it a valid and binding obligation of the Company have been done or performed;

         NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree as follows:

         1.       DEFINITIONS.
                  -----------

                  (a) "ATTRIBUTABLE DEBT" has the meaning specified in
                      Section 2(j)(ii).

                  (b) "COMPARABLE TREASURY ISSUE" means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

                  (c) "COMPARABLE TREASURY PRICE" means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for

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                       such redemption date, after excluding the highest and
                       lowest such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such Quotation.

                  (d) "CONSOLIDATED NET TANGIBLE ASSETS" means, as of any particular time, the total amount of assets (less applicable reserves) of the Company and all of its consolidated subsidiaries, taken as a whole, after deducting therefrom (a) all current liabilities excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and excluding current maturities of long-term indebtedness), and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as shown in the latest quarterly consolidated balance sheet of the Company contained in the Company's then most recent annual report to stockholders or quarterly report filed with the Securities and Exchange Commission, as the case may be, except that assets shall include an amount equal to the Attributable Debt in respect of any Sale and Lease-Back Transaction not capitalized on such balance sheet.

                  (e) "PRINCIPAL PROPERTY" means any manufacturing plant or facility which is located within the continental United States and is owned by the Company or any Restricted Subsidiary. The Company's board of directors (or any duly authorized committee of the board of directors) by resolution may create an exception by declaring that a plant or facility, together with all other plants and facilities previously so declared, is not of material importance to the total business conducted by the Company and its Restricted Subsidiaries as an entirety.

                  (f) "REFERENCE TREASURY DEALER" means (A) Salomon Smith Barney Inc. (or its respective affiliates which are Primary Treasury Dealers) and its respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in The City of New York (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by the Company.

                  (g) "REFERENCE TREASURY DEALER QUOTATION" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

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                  (h)  "RESTRICTED SUBSIDIARY" means any Subsidiary: (i)
                       substantially all of the property of which is located within the continental United States, (ii) which owns a Principal Property, (iii) and in which the Company's investment exceeds 1% of the Company's consolidated assets as shown on the Company's latest quarterly financial statements.

                  (i) "SALE AND LEASE-BACK TRANSACTION" has the meaning specified in Section 2(j)(ii).

                  (j) "TREASURY RATE" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

          2. ESTABLISHMENT OF TERMS OF SERIES OF SECURITIES. There is hereby established a series of securities under the Indenture with the following terms:

             (a) TITLE AND CUSIP NUMBER. The title of the Series is "6 1/8% Notes due February 1, 2011" (the "Notes"). The CUSIP number is 189054 AC 3.

             (b) ISSUANCE PRICE. The Notes will be issued at 99.692% of the principal amount thereof.

             (c) AGGREGATE PRINCIPAL AMOUNT. The limit upon the aggregate principal amount of Notes which may be authenticated and delivered under this First Supplemental Indenture is $300,000,000.

             (d) MATURITY DATE. The date on which the principal of the Notes is payable is February 1, 2011, subject to the provisions of the Indenture relating to acceleration.

             (e) INTEREST. The Notes will bear interest from February 8, 2001, or from the most recent interest payment date to which interest has been paid or duly provided for, at a rate of 6 1/8% per annum, payable semi-annually on February 1 and August 1 of each year, commencing August 1, 2001. The Company will pay interest to the person in whose name a Note is registered at the close of business on the January 15 or July 15 preceding the interest payment date. The Company will compute interest on the basis of a 360-day year consisting of twelve 30-day months.

             (f) PLACE AND METHOD OF PAYMENT FOR PRINCIPAL AND INTEREST. The principal and interest on the Notes shall be payable at the offices of the Trustee. The method of such payment shall be by wire transfer for Notes held in book-entry form or by check mailed to the address of the person entitled to the payment as it appears in the Notes register. If any interest payment date or maturity or redemption date falls on a day that is not a Business Day, then the


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payment will be made on the next Business Day without additional interest and with the same effect as if it were made on the originally scheduled date.

             (g) OPTIONAL REDEMPTION. All or a portion of the Notes may be redeemed at the option of the Company at any time or from time to time at a redemption price equal to the greater of (i) one hundred percent (100%) of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis at the Treasury Rate, plus 15 basis points, as determined by the Reference Treasury Dealer, plus, in either case, accrued and unpaid interest thereon to the redemption date.

         Notwithstanding the foregoing, installments of interest on Notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the Notes and the Indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

         The Company shall mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of the Notes to be redeemed. Once notice of redemption is mailed, the Notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date.

         On and after the redemption date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption (unless the Company defaults in the payment of the redemption price and accrued interest). On or before the redemption date, the Company shall deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on that date. If less than all of the Notes of any series are to be redeemed, the Notes to be redeemed shall be selected by lot by The Depository Trust Company, in the case of Notes represented by a global security, or by the Trustee by a method the Trustee deems to be fair and appropriate, in the case of Notes that are not represented by a global security.

             (h) FORM, CURRENCY AND DENOMINATIONS. The Company will issue the Notes only in fully registered form, without coupons, in denominations of $1,000 and multiples of $1,000.

             (i) RANKING. The Notes will represent the Company's direct, unsecured obligations and will rank equally with all of the Company's other unsecured and unsubordinated indebtedness.


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             (j) ADDITIONAL COVENANTS. The changes in and additions to the covenants set forth in Article IV or V of the Indenture which are applicable to the Notes are:

                           (i) LIMITATIONS ON LIENS. The Company will not, nor will it permit any Restricted Subsidiary to, issue, assume or guarantee any indebtedness for money borrowed (hereinafter called "Debt"), secured by a mortgage, security interest, pledge, lien or other encumbrance (mortgages, security interests, pledges, liens and other encumbrances being hereinafter in this Section 2(j)(i) called a "mortgage" or "mortgages") upon any Principal Property of the Company or any Restricted Subsidiary or upon any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares of stock or indebtedness of any Restricted Subsidiary are now owned or hereafter acquired) without in any such case effectively providing concurrently with the issuance, assumption or guaranty of any such Debt that the Notes (together with, if the Company shall so determine, any other indebtedness of or guaranteed by the Company or such Restricted Subsidiary ranking equally with the Notes and then existing or thereafter created) shall be secured equally and ratably with (or, at the option of the Company, prior to) such Debt so long as such Debt shall be so secured; PROVIDED, HOWEVER, that the foregoing restrictions shall not apply to Debt secured by:

                            (A) mortgages on property, shares of stock or indebtedness (hereinafter referred to as "Property") of any corporation existing at the time such corporation becomes a Restricted Subsidiary;

                           (B) mortgages on property existing at the time of acquisition of the affected property by the Company or a Restricted Subsidiary, or mortgages to secure the payment of all or any part of the purchase price of such property upon the acquisition of such property by the Company or a Restricted Subsidiary or to secure any Debt incurred by the Company or a Restricted Subsidiary prior to, at the time of, or within 360 days after the later of the acquisition, the completion of construction (including any improvements on an existing property) or the commencement of commercial operation of such property, which Debt is incurred for the purpose of financing all or any part of the purchase price thereof or construction or improvements thereon; PROVIDED, HOWEVER, that in the case of any such acquisition, construction or improvement the mortgage shall not apply to any property theretofore owned by the Company or a Restricted Subsidiary, other than, in the case of any such construction or improvement, any real property on which the property so constructed, or the improvement, is located which in the opinion of the Board of Directors was, prior to such construction or improvement, substantially unimproved for the use intended by the Company or such Restricted Subsidiary;

                           (C) mortgages on property of a Restricted Subsidiary securing Debt owing to the Company or to another Restricted Subsidiary;


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                           (D) mortgages on property of a corporation existing
         at the time such corporation is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation or firm as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary PROVIDED, HOWEVER, that any such mortgages do not attach to or affect property theretofore owned by the Company or such Restricted Subsidiary;

                           (E) mortgages on property owned or leased by the Company or a Restricted Subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country or any political subdivision thereof, or in favor of holders of securities issued by any such entity, pursuant to any contract or statute (including, without limitation, mortgages to secure Debt of the pollution control or industrial revenue bond type) or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such mortgages;

                           (F) mortgages existing at the date of the Indenture or at the date of this Agreement;

                           (G) landlords' liens on fixtures located on premises leased by the Company or a Restricted Subsidiary in the ordinary course of business;

                           (H) mortgages on property of the Company or a Restricted Subsidiary to secure partial, progress, advance or other payments or any Debt incurred for the purpose of financing all or any part of the purchase price or the cost of construction, development, or substantial repair, alteration or improvement of the property subject to such mortgages if the commitment for the financing is obtained not later than one year after the later of the completion of or the placing into operation (exclusive of test and start-up periods) of such constructed, developed, repaired, altered or improved property;

                           (I) mortgages arising in connection with contracts and subcontracts with or made at the request of the United States of America, or any state thereof, or any department, agency or instrumentality of the United States or any state thereof;

                           (J) mechanics', materialmen's, carriers' or other like liens arising in the ordinary course of business (including construction of facilities) in respect of obligations which are not due or which are being contested in good faith;

                           (K) any mortgage arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulations, which is required by law or governmental regulation as a condition to the transaction of any business, or the exercise of any privilege, franchise


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         or license;

                           (L) mortgages for taxes, assessments or governmental charges or levies not yet delinquent, or mortgages for taxes, assessments or governmental charges or levies already delinquent but the validity of which is being contested in good faith;

                           (M) mortgages (including judgment liens) arising in connection with legal proceedings so long as such proceedings are being contested in good faith and, in the case of judgment liens, execution thereon is stayed; or

                           (N) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any mortgage referred to in the foregoing clauses (A) to (M), inclusive, PROVIDED, HOWEVER, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement mortgage, and that such extension, renewal or replacement mortgage shall be limited to all or a part of the property which secured the mortgage so extended, renewed or replaced (plus improvements on such property).

         Notwithstanding the foregoing provisions of this Section, the Company and any one or more Restricted Subsidiaries may issue, assume or guarantee Debt secured by mortgages which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all other Debt of the Company and its Restricted Subsidiaries which (if originally issued, assumed or guaranteed at such time) would otherwise be subject to the foregoing restrictions (not including Debt permitted to be secured under clauses (A) through (N) above), does not at the time exceed the greater of $300 million and 15% of Consolidated Net Tangible Assets, as shown on the latest quarterly consolidated financial statements of the Company preceding the date of determination.

                           (ii) SALE AND LEASEBACK. The Company will not, nor will it permit any Restricted Subsidiary to, enter into any arrangement with any person providing for the leasing by the Company or any Restricted Subsidiary of any Principal Property of the Company or any Restricted Subsidiary (whether such Principal Property is now owned or hereafter acquired) (except for temporary leases for a term of not more than three years and except for leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries), which Principal Property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such person (herein referred to as a "Sale and Lease-Back Transaction"), unless (A) the Company or such Restricted Subsidiary would be entitled, pursuant to the provisions of Section 2(j)(i), to issue, assume or guarantee Debt secured by a mortgage upon such Principal Property at least equal in amount to the Attributable Debt in respect of such arrangement without equally and ratably securing the Securities, PROVIDED, HOWEVER, that from and after the date on which such arrangement becomes effective the Attributable Debt in respect of such


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         arrangement shall be deemed for all purposes under Sections 2(j)(i) and
         (ii) to be Debt subject to the provisions of Section 2(j)(i); or (B) the Company shall apply an amount in cash equal to the Attributable
         Debt in respect of such arrangement to the retirement (other than any mandatory retirement or by way of payment at maturity), within 120 days of the effective date of any such arrangement, of Debt of the Company or any Restricted Subsidiary (other than Debt owned by the Company or any Restricted Subsidiary and other than Debt of the Company which is subordinated to the Securities) which by its terms matures at or is extendible or renewable at the option of the obligor to a date more than twelve months after the date of the creation of such Debt.

         The term "Attributable Debt" shall mean the present value (discounted at the actual percentage rate inherent in such arrangement as determined in good faith by the Company, compounded semi-annually) of the obligation of a lessee for rental payments during the remaining term of any lease (including any period for which such lease has been extended). Such rental payments shall not include amounts payable by the lessee for maintenance and repairs, insurance, taxes, assessments and similar charges and for contingent rents (such as those based on sales). In case of any lease which is terminable by the lessee upon the payment of a penalty, such rental payments shall also include such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. Any determination of any actual percentage rate inherent in any such arrangement made in good faith by the Company shall be binding and conclusive, and the Trustee shall have no duty with respect to any determination made under this Section 2(j)(ii).

         3. RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURES PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Securityholder heretofore or hereafter authenticated and delivered shall be bound hereby.

         4. DEFINED TERMS. Capitalized terms used herein without definition shall have the respective terms assigned such terms in the Indenture.

         5. GOVERNING LAW. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF THAT WOULD REQUIRE THE APPLICATION OF ANY OTHER LAWS).

         6. TRUSTEE MAKES NO REPRESENTATION. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.



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         7. COUNTERPARTS. The parties may sign any number of copies of this
First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

         8. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not effect the construction thereof.



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         IN WITNESS WHEREOF, the parties hereto have caused this First
Supplemental Indenture to be duly executed as of the date first above written.


                              THE CLOROX COMPANY


                              By: /s/ Karen M. Rose
                                  ---------------------------------------
                                  Name:   Karen M. Rose
                                  Title:  Group Vice President and Chief
                                          Financial Officer

                              THE BANK OF NEW YORK, as Trustee


                              By: /s/ Michael Pitfick
                                  ----------------------------------------
                                  Name:   Michael Pitfick
                                  Title:  Treasurer


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